Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

News Media

Investor Relations

	Paul Fitzhenry	Ed Arditte
	609-720-4261	609-720-4621
	pfitzhenry@tyco.com	Karen Chin
609-720-4398

TYCO INTERNATIONAL REACHES AGREEMENT TO SELL

INFRASTRUCTURE SERVICES BUSINESS TO AECOM TECHNOLOGY CORPORATION

PEMBROKE, Bermuda — February 12, 2008 — Tyco International Ltd. (NYSE: TYC, BSX: TYC)

today announced that it has entered into a definitive agreement to sell substantially all of its Infrastructure Services business to AECOM Technology Corporation (NYSE: ACM) for approximately $510 million.  Infrastructure Services, which operates under the name Earth Tech, Inc., provides consulting engineering, construction management and operating services for the water, wastewater, environmental, transportation and facilities markets. The business had revenue of $1.3 billion in 2007 and employs 7,000 people around the world.

AECOM, based in Los Angeles, CA is a $4.2 billion global engineering services company providing professional technical and management support services to customers in the transportation, facilities, environmental and energy markets.

“The sale of Infrastructure Services is an important step in the ongoing refinement of our portfolio and is consistent with our strategy to divest certain non-core businesses,” said Tyco Chairman and Chief Executive Officer Ed Breen.

During 2007, Tyco agreed to sell a Brazilian subsidiary of Infrastructure Services for approximately $295 million, a transaction expected to close in the current fiscal quarter.

Completion of the AECOM transaction is subject to customary closing conditions, regulatory approvals and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2007 revenue of more than $18 billion and has 118,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

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FORWARD-LOOKING INFORMATION

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.  Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements.  Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.  More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended September 28, 2007.